Exhibit 99.2

Tronox Announces Extension to Cristal TiO2 Acquisition Agreement

FOR IMMEDIATE RELEASE

STAMFORD, Conn., March 1, 2018 /PRNewswire/ -- Tronox Limited (NYSE: TROX) (“Tronox” or the “Company”), a global mining and inorganic chemicals company, today announced the parties have agreed to an extension of the previously announced agreement to acquire the titanium dioxide (“TiO2”) business of Cristal, a privately held global chemical and mining company headquartered in Jeddah, Saudi Arabia.  Pursuant to the amendment, the parties agreed to extend the end date for the transaction from May 21, 2018 to June 30, 2018 with automatic three-month extensions until March 31, 2019, if necessary based on the status of outstanding regulatory approvals.  Tronox paid no extension fee for the amendment and has the right to terminate the agreement if it determines regulatory approval of the transaction is not reasonably likely to be obtained, with no fee payable for such a termination of the agreement prior to January 1, 2019.  However, Tronox would be required to pay a termination fee of $60 million if either party terminates the agreement on or after March 31, 2019 due to failure to obtain regulatory approval or Tronox terminates the agreement after December 31, 2018 if it determines regulatory approval is not likely to be obtained.

“The extension reflects the commitment of Tronox, Cristal, and its parent company, Tasnee, to this transaction.  Although we do not anticipate needing the full extension to consummate the transaction, the amendment provides adequate time to optimize the outcome for the benefit of our collective stakeholders -- our shareholders, customers and employees,” said Jeffry N. Quinn, president and chief executive officer of Tronox.  “This is a highly synergistic transaction that will lower our cost position and increase supply.  While this amendment provides more time for the competition-enhancing nature of this transaction to be determined on its merits, our goal remains to consummate the transaction as quickly as possible.  We will continue to work with regulatory authorities in the United States and Europe to find an appropriate and proportionate resolution to any valid concerns.”

Webcast/Conference Call

Tronox will discuss the amended agreement as part of its previously announced fourth-quarter and full-year 2017 earnings webcast conference call scheduled for today, Thursday, March 1, 2018, at 8:30 a.m. Eastern Time (New York).  The live call is open to the public via internet broadcast and telephone.

Internet Broadcast:  tronox.com
Dial-in Telephone Numbers:
U.S. / Canada: +1.877.831.3840
International: +1.253.237.1184
Conference ID: 1097888

Conference Call Presentation Slides will be used during the conference call and are available on the Company’s website: tronox.com

Conference Call Replay will be available via the internet and telephone beginning today, March 1, 2018 at 11:30 a.m. Eastern Time (New York), until 11:30 p.m. Eastern Time (New York), March 7, 2018.

Internet Replay: tronox.com
Replay Dial-in Telephone Numbers:
U.S. / Canada: +1.855.859.2056
International: +1.404.537.3406
Conference ID: 1097888

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About Tronox

Tronox Limited is a vertically integrated mining and inorganic chemical business. The company mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. For more information, visit tronox.com.

About Cristal

Cristal (also known as The National Titanium Dioxide Company Limited) operates eight manufacturing plants in seven countries on five continents and employs approximately 4,100 people worldwide.  Cristal is owned 79 percent by Tasnee (a listed Saudi joint-stock company) and 20 percent by Gulf Investment Corporation (GIC), a company equally owned by the six states of the Gulf Cooperation Council (GCC), headquartered in Kuwait.  One percent of the company is owned by Dr. Talal A. Al-Shair, who also serves as vice chairman, Tasnee and chairman of Cristal.

Media Contact: Melissa Zona
 +1 636.751.4057

Investor Contact: Brennen Arndt
 +1 203.705.3730